                                                 EXHIBIT 10
                    BELL, BOYD & LLOYD
               THREE FIRST NATIONAL PLAZA
           70 WEST MADISON STREET, SUITE 3300
              CHICAGO, ILLINOIS  60602-4207
                      312 372-1121
                     FAX 312 372-2098

                    December 12, 1996


Stein Roe Institutional Trust
One South Wacker Drive, #3500
Chicago, Illinois  60606-4685

Ladies and Gentlemen:

         Stein Roe Institutional High Yield Fund

     We have acted as counsel for Stein Roe Institutional Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest (the "Shares") of the series of the Trust designated Stein Roe Institutional High Yield Fund (the "Fund") in registration statement no. 333-13331 on form N-1A (the "Registration Statement").

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and by-laws (the "By-laws") of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Fund and the Registration Statement.

     Based on such examination, we are of the opinion that upon the issuance and delivery of the Shares of the Fund in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances as described in the statement of additional information of the Trust included as Part B of the Registration Statement under the caption "Declaration of Trust").

     In rendering the foregoing opinion, we have relied upon the opinion of Ropes & Gray expressed in their letter to us dated December 12, 1996.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                             Very truly yours,

                             BELL, BOYD & LLOYD